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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                         (Amendment No. ____________ )*



                          KING WORLD PRODUCTIONS, INC.
                          ----------------------------
                                (Name of Issuer)


                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    495667107
                                ----------------
                                 (CUSIP Number)


                               September 16, 1998
                         ------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [x]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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----------------------------
CUSIP NO. 495667107                   13G
----------------------------


-----------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oprah Winfrey

-----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           Each reporting person specifically disclaims membership in a(b) "group."
-----------------------------------------------------------------------------
  3   SEC USE ONLY

-----------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
-----------------------------------------------------------------------------

                           5     SOLE VOTING POWER

                                      4,410,000
            NUMBER

          OF SHARES

         BENEFICIALLY

           OWNED BY

             EACH

          REPORTING

            PERSON

            WITH:
                          ---------------------------------------------------
                           6     SHARED VOTING POWER

                                      0

                          ---------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                      4,410,000

                          ---------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                      0


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-----------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,410,000
-----------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-----------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

           5.7%
-----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

           IN
-----------------------------------------------------------------------------



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----------------------------
CUSIP NO. 495667107                   13G
----------------------------


-----------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jeffrey D. Jacobs

-----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           Each reporting person specifically disclaims membership in a(b) "group."
-----------------------------------------------------------------------------
  3   SEC USE ONLY

-----------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
-----------------------------------------------------------------------------

                           5     SOLE VOTING POWER

                                      491,686
            NUMBER

          OF SHARES

         BENEFICIALLY

           OWNED BY

             EACH

          REPORTING

            PERSON

            WITH:
                          ---------------------------------------------------
                           6     SHARED VOTING POWER

                                      0

                          ---------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                      491,686

                          ---------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                      0
-----------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           491,686
-----------------------------------------------------------------------------








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-----------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      The aggregate amount set forth in row 9 excludes 1,686 shares of Common Stock owned by an individual retirement account for the benefit of Mr. Jacobs' wife.

-----------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

           0.7%
-----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

           IN
-----------------------------------------------------------------------------










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----------------------------
CUSIP NO. 495667107                   13G
----------------------------


-----------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Timothy Bennett

-----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           Each reporting person specifically disclaims membership in a(b) "group."
-----------------------------------------------------------------------------
  3   SEC USE ONLY

-----------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
-----------------------------------------------------------------------------

                           5     SOLE VOTING POWER

                                      50,000
            NUMBER

          OF SHARES

         BENEFICIALLY

           OWNED BY

             EACH

          REPORTING

            PERSON

            WITH:
                          ---------------------------------------------------
                           6     SHARED VOTING POWER

                                      0

                          ---------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                      50,000

                          ---------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                      0
-----------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           50,000
-----------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-----------------------------------------------------------------------------




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-----------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

           0.1%
-----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

           IN
-----------------------------------------------------------------------------









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----------------------------
CUSIP NO. 495667107                   13G
----------------------------


-----------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Dianne Hudson

-----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           Each reporting person specifically disclaims membership in a(b) "group."
-----------------------------------------------------------------------------
  3   SEC USE ONLY

-----------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
-----------------------------------------------------------------------------

                           5     SOLE VOTING POWER

                                      50,000
            NUMBER

          OF SHARES

         BENEFICIALLY

           OWNED BY

             EACH

          REPORTING

            PERSON

            WITH:
                          ---------------------------------------------------
                           6     SHARED VOTING POWER

                                      0

                          ---------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                      50,000

                          ---------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                      0
-----------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           50,000
-----------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-----------------------------------------------------------------------------




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-----------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

           0.1%
-----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

           IN
-----------------------------------------------------------------------------









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----------------------------
CUSIP NO. 495667107                   13G
----------------------------


-----------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Douglas Pattison

-----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           Each reporting person specifically disclaims membership in a(b) "group."
-----------------------------------------------------------------------------
  3   SEC USE ONLY

-----------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
-----------------------------------------------------------------------------

                           5     SOLE VOTING POWER

                                      30,000
            NUMBER

          OF SHARES

         BENEFICIALLY

           OWNED BY

             EACH

          REPORTING

            PERSON

            WITH:
                          ---------------------------------------------------
                           6     SHARED VOTING POWER

                                      0

                          ---------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                      30,000

                          ---------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                      0
-----------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           30,000
-----------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-----------------------------------------------------------------------------






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-----------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

           0.04%
-----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

           IN
-----------------------------------------------------------------------------









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Item 1(a)         Name of Issuer

                  King World Productions, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices

                  12400 Wilshire Boulevard
                  Suite 1200
                  Los Angeles, California  90025


Item 2(a)         Name of Persons Filing

                  Oprah Winfrey ("Winfrey")
                  Jeffrey D. Jacobs ("Jacobs")
                  Timothy Bennett ("Bennett")
                  Dianne Hudson ("Hudson")
                  Douglas Pattison ("Pattison")


Item 2(b)         Address of Principal Business Office

                  110 North Carpenter Street
                  Chicago, Illinois  60607


Item 2(c)         Citizenship

                  Each reporting person is a citizen of the United States of America.


Item 2(d)         Title of Class of Securities

                  Common Stock, $0.01 par value per share (the "Common Stock")


Item 2(e)         CUSIP Number

                  495667107


Item 3    If this Statement is Filed Pursuant to
                  Rule 13d-1(c), check this box [X].


Item 4    Ownership

                           Amount Beneficially Owned as of September 16, 1998:

                           Winfrey:                4,410,000 shares
                           Jacobs:                   491,686 shares
                           Bennett:                   50,000 shares
                           Hudson:                    50,000 shares
                           Pattison:                  30,000 shares



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                           All amounts listed above represent shares of Common
                           Stock which may be acquired by the reporting persons pursuant to stock options which are immediately exercisable.

                           Mr. Jacobs disclaims beneficial ownership of 1,686 shares of Common Stock owned of record by an individual retirement account for the benefit of Mr. Jacobs' wife.

                           Percent of Class:

                           Each percentage listed below is based upon the number of shares of the issuer's common stock outstanding on July 8, 1998 as disclosed in the issuer's Quarterly Report on Form 10-Q for the quarter ended May 31, 1998.

                           Winfrey:         5.7%
                           Jacobs:          0.7%
                           Bennett:         0.1%
                           Hudson:          0.1%
                           Pattison:       0.04%

                           Number of Shares as to which such person has:

                                    sole power to vote or to direct the vote:

                                    Winfrey:                     4,410,000
                                    Jacobs:                        491,686
                                    Bennett:                        50,000
                                    Hudson:                         50,000
                                    Pattison:                       30,000

                                    shared power to vote or to direct the vote:

                                    Winfrey:                             0
                                    Jacobs:                              0
                                    Bennett:                             0
                                    Hudson:                              0
                                    Pattison:                            0

                           sole power to dispose or to direct the
                                    disposition of:

                                    Winfrey:                     4,410,000
                                    Jacobs:                        491,686
                                    Bennett:                        50,000
                                    Hudson:                         50,000
                                    Pattison:                       30,000

                                    shared power to dispose or to direct the disposition of:

                                    Winfrey:                             0
                                    Jacobs:                              0
                                    Bennett:                             0
                                    Hudson:                              0
                                    Pattison:                            0


Item 5   Ownership of Five Percent or Less of a Class

               Not Applicable


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Item 6   Ownership of More Than Five
               Percent on Behalf of Another Person

               Not Applicable


Item 7   Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on by the Parent Holding Company

               Not Applicable


Item 8   Identification and Classification
               of Members of the Group

               Each reporting person specifically disclaims beneficial ownership of the shares of Common Stock held by each other reporting person and specifically disclaims membership in a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.


Item 9   Notice of Dissolution of Group

               Not Applicable


Item 10  Certification

                     By signing below, the undersigned certifies that, to the
               best of his or her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date:  October 13, 1998


                                               /s/ Oprah Winfrey
                                               -----------------
                                               Oprah Winfrey


                                               /s/ Jeffrey D. Jacobs
                                               ---------------------
                                               Jeffrey D. Jacobs


                                               /s/ Timothy Bennett
                                               -------------------
                                               Timothy Bennett


                                               /s/ Dianne Hudson
                                               --------------------
                                               Dianne Hudson


                                               /s/ Douglas Pattison
                                               --------------------
                                               Douglas Pattison